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                                                                     Exhibit A-4

                          CERTIFICATE OF INCORPORATION
                                ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Columbia Insurance Corporation, Ltd., by resolution and with the approval of the Registrar of Companies has changed its name and was registered as NiSource Insurance Corporation Limited on the 18th day of October, 2002.

                                        Given under my hand and Seal of the
                                        REGISTRAR OF COMPANIES this
                                        21st day of October, 2002